Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333 135 804) of Sify Technologies Limited and subsidiaries of our report dated September 25, 2009 relating to the consolidated financial statements of MF Global Sify Securities India Private Limited and its subsidiaries under International Financial Reporting Standards as issued by International Accounting Standards Board for the years ended March 31, 2009, 2008 and 2007, which appears in this Annual Report on Form 20-F.
Price Waterhouse
Mumbai, India
September 25, 2009